EXHIBIT 21

SUBSIDIARIES OF UNITED PARCEL SERVICE, INC.

AS OF MARCH 14, 2005

NAME OF SUBSIDIARY OF ORGANIZATION	JURISDICTION

United Parcel Service of America, Inc.	Delaware

United Parcel Service General Services Co.	Delaware

United Parcel Service Co.	Delaware

UPS Worldwide Forwarding, Inc.	Delaware

United Parcel Service, Inc.	Ohio

United Parcel Service, Inc.	New York

UPICO Corporation	Delaware

UPS Supply Chain Solutions, Inc.	Delaware

UPS International, Inc.	Delaware

United Parcel Service Deutschland Inc.	Delaware

The names of particular subsidiaries are omitted pursuant to Item 601(b)(21)(ii)of Regulation S-K.